Exhibit 99.1

For Further Information Contact:

Geoff Grande

FD Ashton Partners

617-747-1721

geoff.grande@fdashtonpartners.com

CELSION CORPORATION REPORTS SECOND QUARTER

2008 FINANCIAL RESULTS

Focus continues on the Advancement of Primary Liver Cancer and Recurrent Chest Wall Clinical Trials

Columbia, MD., August 18, 2008: Celsion Corporation (NASDAQ: CLSN) today announced financial results for its second quarter ended June 30, 2008. The Company reported a net loss from continuing operations of $2.4 million, or $0.24 per diluted share, compared to a net loss from continuing operations of $4.6 million, or $0.43 per diluted share, for the second quarter of 2007. When factoring in discontinued operations in 2007, the Company reported net income of $44.2 million, or $3.80 per diluted share, in the second quarter ended June 30, 2007. Net income for 2007 included the gain on the Sale of the Prolieve assets of $48 million.

Recent Celsion Milestones:

•                  Presented well-received abstract presentations regarding Phase I and preclinical studies at two prestigious oncologic and drug delivery conferences

•                  Demonstrated biological activity of its formulation in a patient population in its Phase I study for RCW cancer

•                  Included in the Russell Microcap Index

Mr. Michael H. Tardugno, Celsion’s President and Chief Executive Officer, commented, “Advancing our Phase III Liver Cancer Trial is our number one priority and we made significant progress on achieving our goals in this respect. Additionally, we have been and will continue carefully managing overhead costs while fully supporting our development pipeline. These actions reflect our commitment to advancing our research programs and thus driving shareholder value.”

“Celsion remains focused on advancing our current programs,” continued Mr. Tardugno.  “We are in a strong position to fund our Phase III primary liver cancer study to a point where we have sufficient results to determine if there is support for an NDA filing, as well as demonstrating feasibility for additional formulations. Additionally, we continue to make progress in accelerating our Recurrent Chest Wall (RCW) cancer trial and anticipate initiating our pivotal Phase II study before the end of this year.”

For the six months ended June 30, 2008, Celsion reported a net loss from continuing operations of $6.5 million, or $0.64 per share compared to a net loss from continuing operations of $7.9 million, or $0.73 per share, for the comparable period in 2007. Including income from discontinued operations in 2007, the Company recorded net income of $41.9 million, or $3.64 per diluted share.

Celsion is holding a conference call to discuss second quarter results on Monday, August 18, 2008, at 11:00 a.m. Eastern Time.  Interested participants may dial 877-604-2080 (U.S./Canada) or 706-902-1383 (International) for the teleconference and use Conference ID: #59454102 to register ten minutes before the call is scheduled to begin.

The call will be archived for replay on August 18, 2008 at 2:00 p.m. and will be made available until Monday, August 25, 2008.  The replay can be accessed at 800-642-1687 or 706-645-9291, Conference ID: # 59454102. The call will also be available on the Company’s website <www.celsion.com> for 30 days after 2:00 p.m. on Monday, August 18, 2008.

About Celsion: Celsion is dedicated to the development and commercialization of oncology drugs including tumor-targeting treatments using focused heat energy in combination with heat activated drug delivery systems.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, University of Hong Kong, Cleveland Clinic, and the North Shore Long Island Jewish Health System.

For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Celsion Corporation

Condensed Statements of Operations

(in thousands except for per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$—	$—	$—	$—

Operating expenses:
Research and development	1,615	2,349	4,582	4,120
General and administrative	581	1,671	1,077	2,965
Total operating expenses	2,196	4,020	5,659	7,085

Loss from operations	(2,196)	(4,020)	(5,659)	(7,085)

Other income (expense):
Other expense	(159)	(416)	(839)	(416)
Interest income	29	120	104	301
Interest expense	(104)	(317)	(118)	(665)

Loss from continuing operations	(2,430)	(4,633)	(6,512)	(7,865)

Discontinued Operations
Income from discontinued operations	—	48,847	—	49,722

Net (loss) / income	$(2,430)	$44,214	$(6,512)	$41,857

Net loss from continuing operations per common share - basic	$(0.24)	$(0.43)	$(0.64)	$(0.73)

Net loss from continuing operations per common share - diluted	$(0.24)	$(0.43)	$(0.64)	$(0.73)

Net income from discontinued operations per common share - basic	$—	$4.53	$—	$4.62

Net income from discontinued operations per common share - diluted	$—	$4.20	$—	$4.33

Net (loss) / income per common share - basic	$(0.24)	$4.10	$(0.64)	$3.89

Net (loss) / income per common share - diluted	$(0.24)	$3.80	$(0.64)	$3.64

Weighted average shares outstanding - basic	10,146,446	10,773,023	10,144,944	10,760,019

Weighted average shares outstanding - diluted	10,146,446	11,628,480	10,144,944	11,493,854

Celsion Corporation

Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Current assets
Cash and short term investments	$12,642	$5,937
Accounts receivable	73	230
Due from Boston Scientific Corporation	15,000	15,000
Prepaid expenses	226	257
Total current assets	27,941	21,424

Property and equipment, net	212	268
Notes and loans receivable	378	1,382
Due from Boston Scientific Corporation - Non Current	—	15,000
Other assets	1,460	965
Total other assets	1,838	17,347

Total assets	$29,991	$39,039

Current liabilities
Accounts payable	$1,310	$1,830
Accrued expenses	3,394	5,066
Income taxes payable	—	546
Note payable - current portion	578	677
Total current liabilities	5,282	8,119

Long-term liabilities
Note payable	—	235
Other liabilities	31	34
Total long-term liabilities	31	269

Total liabilities	5,313	8,388

Stockholders’ equity
Common stock	108	108
Additional paid-in capital	88,866	88,320
Unrealized loss on available for sale securities	(7)
Accumulated deficit	(61,650)	(55,138)
Subtotal	27,317	33,290
Less: Treasury Stock - at cost	(2,639)	(2,639)
Total stockholders’ equity	24,678	30,651

Total liabilities and stockholders’ equity	$29,991	$39,039